UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 25, 2017

Pulse Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-37744	46-5696597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

849 Mitten Road, Suite 104

Burlingame, California 94010

(Address of principal executive offices, including zip code)

(650) 697-3939

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 25, 2017, Pulse Biosciences, Inc. (the “Company”) entered into a new lease agreement (the “Lease”) by and between the Company and Hayward Point Eden I Limited Partnership, a Delaware limited liability company (the “Landlord”), for premises consisting of approximately fifteen thousand six hundred ninety-seven (15,697) rentable square feet located at 3955 Point Eden Way, Hayward, California (the “Premises”).

The Premises will be used for the Company’s corporate headquarters and principal operating facility. The term of the Lease is sixty-two (62) months, commencing on the date that is the earlier of (i) the date upon which the Company commences business in the Premises or (ii) the date upon which the Premises is “Ready for Occupancy” as defined in the lease.  Base monthly rent shall be abated for the first two (2) months of the Lease term and thereafter will be $42,400 per month during the first year of the Lease term, with specified annual increases thereafter until reaching approximately $50,300 per month during the last two (2) months of the Lease term. The Company is required to pay a refundable security deposit of approximately $101,000.   The Landlord is obligated to provide the Company with improvement allowances in the amount of approximately $135.00 per rentable square foot of the Premises, which may be applied towards the costs of construction of the initial improvements in the Premises. The Company will be responsible for any such improvement costs in excess of the foregoing allowances.  The Company may also be required to reimburse Landlord for certain expenses during the Lease term.

The Company has the right to extend the Lease term by five (5) years upon written notice not more than twelve (12) months nor less than nine (9) months prior to the expiration of the original Lease term, with monthly payments equal to the “Fair Rental Value” as defined in the Lease.  The Company has also reserved the right to terminate the Lease if the Landlord is unable to deliver the facility to the Company by December 1, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Pulse Biosciences, Inc.

By:	/s/ Brian B. Dow
Brian B. Dow Senior Vice President and Chief Financial Officer

Date:  January 27, 2017